Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter and Year-to-Date Results (Unaudited)

Costa Mesa, Calif., January 29, 2008 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, (the “Bank”), recorded fourth quarter net income of $662,000, or $0.10 per diluted share, compared to $1.3 million, or $0.19 per diluted share, for the fourth quarter of 2006, a decrease of 47.4% per diluted share.  Net income for the year ended December 31, 2007 was $3.6 million, or $0.55 per diluted share, compared to $7.4 million, or $1.11 per diluted share in the comparable prior year, a decrease of 50.5% per diluted share.  The results for the 2006 year were positively impacted by a $2.4 million reduction in the valuation allowance for deferred tax assets which increased diluted earnings per share for 2006 by $0.36.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Return on average assets (ROAA) and return on average equity (ROAE) for the year ended December 31, 2007 was 0.50% and 6.03%, respectively, compared to 1.07% and 13.47%, respectively, for the year ended December 31, 2006.  The Company’s basic and diluted book value per share increased to $11.77 and $9.69, respectively, at December 31, 2007, reflecting an annualized increase of 6.7% and 5.8% from December 31, 2006.

Steven R. Gardner, President and Chief Executive Officer, stated, “The past year proved to be an extremely challenging operating environment given the deterioration in the housing and credit markets along with unsustainably high deposit pricing.  Despite difficult conditions facing our business bankers, we were able to grow business banking accounts by 56% to 1,477 which drove the growth in business deposits to $48.2 million. In addition, we diversified our loan portfolio by increasing commercial and industrial, as well as Small Business Administration (“SBA”) loans by $28.2 million and $9.0 million, respectively.”

Mr. Gardner continued, “Although we have limited exposure to the deteriorating housing market in Southern California due to our focus on business banking, multi-family and commercial real estate loans, we have taken additional steps during the fourth quarter to strengthen our balance sheet at the expense of short-term earnings.  In the fourth quarter, we aggressively wrote down six SBA loans, representing three separate relationships, by $600,000 and increased our unallocated allowance to $750,000 at year end.  We believe the loan portfolio is well positioned given the fact we have no exposure to either the subprime market or residential construction lending.”

Mr. Gardner concluded, “Changes in the secondary market for multi-family loans has required the Bank to adjust its pricing on these product types.  The change in pricing along with a reduction in the origination volumes of such loans resulted in a substantially lower pipeline at year end.  The Bank’s pipeline for new loans at December 31, 2007 was $56.2 million.  Due to the changes in the multi-family loan market, we expect that future gains on loan sales to be substantially reduced or eliminated.  Under these circumstances, the Bank would make adjustments in its cost structure to account for the reduced levels of activity connected with this product type.”

For the three and twelve months ended December 31, 2007, net interest income increased to $4.6 million and $18.3 million, respectively, compared to $4.2 million and $17.1 million for the same periods a year earlier.  The increase for the three-month period is predominately attributable to a 6.3% growth in interest income, from $11.7 million to $12.4 million.  Growth in interest income for the quarter was predominately attributable to an increase in the average loans outstanding of $27.2 million over the prior year period plus an increase in the average loan yield to 7.21% from 7.14%.  As part of the Bank’s commercial banking platform, management implements various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans. Partially offsetting the increase in interest income was an increase in interest expense for the three months ended December 31, 2007 of 5.0%, or $373,000.  The increase in interest expense was attributable to an increase in average deposits outstanding of 18.9%, or $61.8 million, as well as the increase in the average cost of deposits of 27 basis points over the prior year period.  Partially offsetting the increase in deposit interest expense was a decrease in borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”).

The net interest margin for the quarter ended December 31, 2007 was 2.57% compared to 2.50% for the same period a year ago.  The increase was primarily attributable to an increase in the average rate earned on loans of 7 basis points and a 30 basis point reduction in the costs associated with the Bank’s FHLB advances, which was partially offset by an increase in the average cost of deposits.  The increase in the cost of deposits is attributable to continued strong competitor deposit pricing within the Bank’s primary markets.  The increase in loan rates is primarily due to the change in the mix of the loan portfolio to include more commercial real estate and business loans and less multi-family loans.  Loans other than multi-family loans increased from 41.2% of the loan portfolio as of December 31, 2006 to 45.6% a year later.

The provision for loan losses was $734,000 and $1.7 million for the three and twelve months ended December 31, 2007, respectively, compared to $427,000 and $531,000 for the same periods in 2006.  The increase in the provision for the twelve months ended December 31, 2007 is primarily due to the combination of an increase in the Bank’s net charge-off of $558,000, as well as an increase in the unallocated allowance of $553,000.  Net charge-offs in the fourth quarter of 2007 were $583,000 compared to net recoveries of $33,000 for the same period in 2006. In the fourth quarter the Bank charged-off the unsecured portion of six SBA loans totaling $600,000 due to the deterioration of the clients’ businesses rather than delinquency. The increase in the unallocated allowance is due to management’s expectation that the weakening national economy will eventually affect our borrowers and/or the collateral securing our loans.

Noninterest income was $1.2 million and $6.4 million for the three and twelve months ended December 31, 2007, respectively, compared to $2.2 million and $6.5 million, respectively, for the same periods ended December 31, 2006.  The decrease in the current three-month period compared to the same period in the prior year is primarily due to a decrease in gains from loan sales and loan servicing fee income of $690,000 and $202,000, respectively.

Noninterest expenses were $4.1 million and $17.2 million for the three and twelve months ended December 31, 2007, respectively, compared to $3.9 million and $15.2 million for the same periods ended December 31, 2006.  The increase in noninterest expenses for the three months was primarily the result of increases in compensation and benefits and other expenses of $156,000 and $167,000, respectively, partially offset by a decrease in legal and audit expense of $138,000.  The increase in the twelve months was primarily the result of increases in compensation and benefits, legal, and other expenses of $1.2 million, $184,000, and $343,000, respectively.  The increase in compensation and benefits for the year is attributable primarily to the Bank’s branch expansion and the hiring of additional business bankers during the latter part of 2006 and the early part of 2007. During the fourth quarter of 2007, the Bank laid-off 10 employees due to the reduction in our loan volume. The number of employees at the Bank at December 31, 2007 was 105 compared to 106 at December 31, 2006.

The Company had a tax provision for the three and twelve months ended December 31, 2007 of $289,000 and $2.1 million, respectively.  For the comparable periods a year earlier, the Company had a tax provision of $752,000 and $450,000, respectively. During the year ended December 31, 2006, the Company benefited from a reduction in its valuation allowance for deferred taxes of $2.4 million.  The Company’s valuation allowance for deferred taxes was zero at December 31, 2007, as the deferred tax assets based on management’s analysis were determined, more likely than not, to be realized.

Total assets of the Company were $763.4 million as of December 31, 2007, compared to $730.9 million as of December 31, 2006.  The $32.5 million, or 4.5%, increase in total assets is primarily due to increases in federal funds sold and net loans of $15.7 million and $17.8 million, respectively.

Net loans increased $17.8 million to $622.9 million as of December 31, 2007, compared to the prior year end.  The increase is primarily due to loan originations of $400.4 million.  Partially offsetting the loan originations were loan sales totaling $239.4 million and loan prepayments of $133.4 million.  The Bank sold $223.6 million of multi-family loans, $14.5 million of commercial real estate loans, and $1.3 million of SBA loans, which generated in the aggregate net gains of $3.7 million.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth. The Bank’s pipeline of new loans at December 31, 2007, was $56.2 million.

The allowance for loan losses increased $1.1 million to $4.6 million as of December 31, 2007, from December 31, 2006.   The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans, and less multi-family loans, an increase in nonperforming loans and a $553,000 increase in the unallocated allowance.  Net nonaccrual loans and other real estate owned were $4.2 million and $711,000, respectively, at December 31, 2007, compared to $574,000 and $138,000, respectively, as of December 31, 2006.  The increase in net nonaccrual loans is primarily due to a $3.1 million commercial real estate loan and four SBA loans totaling $784,000, of which $550,000 represents the guaranteed portion.  The collateral securing the $3.1 million commercial real estate loan is currently in litigation with a former associate of the borrower, alleging fraudulent reconveyance of their previously recorded lien.  Management believes that it will not suffer a loss on this loan, as the title company has accepted the tender of defense, subject to its normal reservation of rights, and the collateral value securing the loan is considered adequate. The allowance for loan losses as a percent of nonaccrual loans decreased to 110% as of December 31, 2007 from 559% at December 31, 2006.  The ratio of nonperforming assets to total assets at December 31, 2007 was 0.55%.

Total deposits were $386.7 million as of December 31, 2007, compared to $339.4 million at December 31, 2006, an increase of 13.9%.   The increase in deposits is comprised of increases of $45.8 million and $8.9 million in retail certificates of deposits and brokered certificate of deposits, partially offset by a decrease in transaction accounts of $7.4 million. The cost of deposits as of December 31, 2007 was 4.30%, an increase of 15 basis points since December 31, 2006.

At December 31, 2007, total borrowings of the Company amounted to $308.3 million, a $18.5 million or 5.7% decrease from December 31, 2006, and were comprised of the Bank's $255.0 million and $42.3 million of FHLB term borrowings and overnight advances, respectively, $665,000 of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at December 31, 2007 was 4.52%, compared to 4.67% at December 31, 2006.

The Bank’s tier 1 leverage and total risk-based capital ratios at December 31, 2007 were 8.82% and 11.47%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At December 31, 2007, the Bank had total assets of $758.6 million, net loans of $622.9 million, total deposits of $387.3 million, and total stockholder’s equity of $65.9 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
ASSETS	2007	2006
	(Unaudited)	(Audited)
Cash and due from banks	$8,307	$7,028
Federal funds sold	25,714	10,012
Cash and cash equivalents	34,021	17,040
Investment securities available for sale	56,238	61,816
Investment securities held to maturity	-	-
Federal Reserve and Federal Home Loan Bank stock, at cost	16,804	15,328
Loans held for sale	749	795
Loans held for investment, net of allowance for loan losses of $4,598 in 2007 and $3,543 in 2006, respectively	622,114	604,304
Accrued interest receivable	3,995	3,764
Foreclosed real estate	711	138
Premises and equipment	9,470	8,622
Income taxes receivable	524	130
Deferred income taxes	6,754	6,992
Bank owned life insurance	10,869	10,344
Other assets	1,171	1,601
Total assets	$763,420	$730,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$89,311	$96,761
Retail certificates of deposit	257,515	211,714
Wholesale/brokered certificates of deposit	39,909	30,974
Total deposits	386,735	339,449
Other borrowings	297,965	316,491
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	7,660	6,586
Total liabilities	702,670	672,836

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	54
Additional paid-in capital	66,417	67,306
Accumulated deficit	(5,012)	(8,631)
Accumulated other comprehensive loss, net of tax	(708)	(691)
Total stockholders’ equity	60,750	58,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$763,420	$730,874

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
INTEREST INCOME:	2007	2006	2007	2006
Loans	$11,383	$10,790	$45,272	$41,294
Other interest-earning assets	1,034	893	4,160	2,834
Total interest income	12,417	11,683	49,432	44,128

INTEREST EXPENSE:
Interest on transaction accounts	435	479	1,773	1,670
Interest on retail certificates of deposit	3,323	2,521	12,229	8,616
Interest on wholesale/brokered certificates of deposit	505	366	1,619	1,568
Total deposit interest expense	4,263	3,366	15,621	11,854
Other borrowings	3,399	3,919	14,723	14,348
Subordinated debentures	205	209	822	801
Total interest expense	7,867	7,494	31,166	27,003

NET INTEREST INCOME	4,550	4,189	18,266	17,125

PROVISION FOR LOAN LOSSES	734	427	1,651	531

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,816	3,762	16,615	16,594

NONINTEREST INCOME:
Loan servicing fee income	200	402	1,056	1,515
Bank and other fee income	156	144	619	514
Net gain from loan sales	686	1,376	3,720	3,697
Other income	198	241	964	789
Total noninterest income	1,240	2,163	6,359	6,515

NONINTEREST EXPENSE:
Compensation and benefits	2,451	2,295	10,479	9,231
Premises and occupancy	598	644	2,407	2,327
Data processing	128	101	512	385
Net (gain) loss on foreclosed real estate	(17)	(30)	42	39
Legal and audit expense	104	242	806	622
Marketing expense	147	129	713	693
Office and postage expense	85	73	384	372
Other expense	609	442	1,905	1,562
Total noninterest expense	4,105	3,896	17,248	15,231
NET INCOME BEFORE TAXES	951	2,029	5,726	7,878
PROVISION (BENEFIT) FOR INCOME TAXES	289	752	2,107	450
NET INCOME	$662	$1,277	$3,619	$7,428

Basic Average Shares Outstanding	5,163,488	5,263,961	5,189,104	5,261,892
Basic Earnings per Share	$0.13	$0.24	$0.70	$1.41

Diluted Average Shares Outstanding	6,437,233	6,683,861	6,524,753	6,684,910
Diluted Earnings per Share	$0.10	$0.19	$0.55	$1.11

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of
	December 31, 2007	December 31, 2006
Asset Quality:
Non-accrual loans, net of specific allowance	$4,193	$574
Other Real Estate Owned	$711	$138
Nonperforming assets, net of specific allowance	$4,904	$712
Net charge-offs (recoveries) for the quarter ended	$583	$(33)
Net charge-offs for the year ended	$596	$38
Allowance for loan losses	$4,598	$3,543
Net charge-offs (recoveries) for quarter to average loans, annualized	0.37%	(0.02%)
Net non-accrual loans to total loans	0.67%	0.09%
Net non-accrual loans to total assets	0.55%	0.08%
Net non-performing assets to total assets	0.64%	0.10%
Allowance for loan losses to total loans	0.73%	0.58%
Allowance for loan losses to non-accrual loans	109.66%	558.83%

Average Balance Sheet: for the Quarter ended
Total assets	$746,424	$706,208
Loans	$631,229	$604,072
Deposits	$389,339	$327,535
Borrowings	$277,653	$301,406
Subordinated debentures	$10,310	$10,310

Share Data:
Basic book value	$11.77	$11.03
Diluted book value	$9.69	$9.16
Closing stock price	$6.91	$12.18

Pacific Premier Bank Capital:
Tier 1 leverage capital	$65,275	$60,747
Tier 1 leverage capital ratio	8.82%	8.38%
Total risk-based capital ratio	11.47%	11.66%

Loan Portfolio
Real estate loans:
Multi-family	$341,263	$357,275
Commercial	147,523	173,452
Construction - Multi-family	2,048	-
One-to-four family	13,080	12,825
Business loans:
Commercial Owner Occupied	57,614	35,929
Commercial and Industrial	50,992	22,762
SBA loans	14,264	5,312
Other loans	64	63
Total gross loans	$626,849	$607,618

	Twelve Months Ended
	December 31, 2007	December 31, 2006
Profitability and Productivity:
Return on average assets	0.50%	1.07%
Return on average equity	6.03%	13.47%
Net interest margin	2.63%	2.58%
Non-interest expense to total assets	2.26%	2.08%
Efficiency ratio	69.87%	64.26%